EXHIBIT 99.1
                                                                    ------------


                       COGNITRONICS NAMES JOHN STEINKRAUSS
            AS VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

DANBURY, CT., November 22, 2006 - Cognitronics Corporation (AMEX:CGN), a leading provider of call processing technology, today announced the appointment of John Steinkrauss to the positions of Vice President, Chief Financial Officer and Treasurer, effective immediately. Mr. Steinkrauss succeeds Garrett Sullivan. Mr. Sullivan will serve as a financial consultant to the Company on an interim basis.

Mr. Steinkrauss brings extensive financial management experience to the Company. He served as Senior Vice President & CFO of IntelliReach Corporation from September 2004 to July 2006, and as Vice President - Finance of Stargus, Inc. from April 2004 to July 2004. He was an independent consultant providing financial management services from October 2002 to April 2004. From April 2002 to October 2002 he was division controller of Digimarc ID Systems. Earlier in his career, he served as a senior financial executive for a number of high-tech firms. He is a graduate of Boston College and also holds an MBA degree from the Tuck School at Dartmouth.

"I am very pleased to welcome Jack to the Cognitronics team, said Michael Mitchell, President and Chief Executive Officer of Cognitronics. "Jack's extensive financial and industry experience significantly strengthens our management team".

As a material inducement to Mr. Steinkrauss' employment, he was granted 75,000 shares of restricted common stock of the Company pursuant to the exemption from stockholder approval set forth in American Stock Exchange Rule 711. The restricted shares will vest on the earlier of the fourth anniversary of his employment, a change in control of the Company, or termination of his employment without serious cause. During the restricted period, Mr. Steinkrauss will have the right to vote such shares at any meeting of stockholders and the right to receive all dividends paid with respect to such shares.


ABOUT COGNITRONICS
Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The CX Network Media Servers (CX Series) and VSR1000 are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications

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market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's most recent Form 10-K and other Securities and Exchange Commission filings.

Contact:

23-31 Communications
Jay A. Morakis, 646-442-3363
jmorakis@23-31.com